Exhibit 3.1

AMENDMENT
TO THE
AMENDED AND RESTATED BY-LAWS OF
MEDTECH DIAGNOSTICS, INC.

The title of the Amended and Restated By-Laws of Medtech Diagnostics, Inc. (the “By-Laws”) is hereby amended and restated so that it reads as follows:

“AMENDED

AND RESTATED

BY-LAWS

OF

REGIONAL BRANDS, INC.”

The first sentence of Section 1 of ARTICLE III of the By-Laws is hereby amended and restated so that it reads as follows:

“The number of directors shall be not less than two (2) members nor greater than eight (8), with the exact number within that range to be fixed by resolution of the Board of Directors.”